Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
December 6, 2006	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon CFO Provides Updates on Initiatives to Enhance Shareholder Value

Share Repurchases to Increase by $200 Million to Total $1.7 Billion for 2006

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today updated investors on the progress of several initiatives designed to enhance shareholder value.

At an investment conference here, Verizon CFO Doreen Toben said that customer demand for and usage of key strategic Verizon services are steadily increasing, and that adoption of new technologies is continuing to gain traction in the marketplace.

She also announced that the company will further increase share repurchases to a total of $1.7 billion in 2006. Verizon began the year with a target of approximately $1 billion in share repurchases, increased that to $1.5 billion by mid-year and today announced it expected to exceed that figure by approximately $200 million.

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Toben said two recently closed transactions, involving Idearc Inc. (NYSE:IAR) and Verizon Dominicana, have further strengthened Verizon’s balance sheet and provided additional financial flexibility, creating value for shareholders.

On Nov. 17, the company completed the spin-off of Idearc to Verizon shareholders. Idearc now owns what were the Verizon domestic print and Internet yellow pages directories publishing operations, and Verizon distributed a dividend of one share of Idearc common stock for every 20 shares of Verizon common stock to shareholders of record.

As a result of the spin-off, Verizon reduced total debt by more than $7 billion in a debt-for-debt exchange and received approximately $2 billion in cash. Toben said that the impact of the spin-off on Verizon’s fourth-quarter 2006 earnings, before offsets from Verizon’s interest savings on debt, will be approximately 4 cents per fully diluted share.

Toben added that Verizon will soon restate its financial history for the purposes of comparability, including its former directories business results in Income From Discontinued Operations. The directories business contributed 29 cents per share to Verizon’s 2006 earnings through Nov. 17, and the full-year 2006 impact of the absence of Idearc earnings would be about 33 cents per share. The comparable amount for 2005 was 39 cents per share.

Proceeds From DR Sale, Fourth Quarter Special Item

On Dec. 1, Verizon completed the sale of its interest in Verizon Dominicana, which provides telecommunications services in the Dominican Republic, to a subsidiary of América Móvil, S.A. de C.V. (NYSE:AMX).

This resulted in net cash proceeds of $1.7 billion. Toben said that in the fourth quarter Verizon will recognize a pre-tax book gain of approximately $50 million on the transaction and

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that the company will incur book taxes on reinvested earnings, which must be recognized upon the sale, of approximately $500 million. She added that the net effect will be treated as a special item and will not be part of fourth-quarter adjusted earnings (a non-GAAP measure).

Verizon expects to include from 10 cents to 11 cents in 2006 earnings per share for Verizon Dominicana through Dec. 1, so the full-year impact would be 11 cents to 12 cents per share.

Sales continue to proceed regarding Verizon’s interests in Telecomunicaciones de Puerto Rico, Inc. (Puerto Rico Telephone) and Compañia Anónima Nacional Teléfonos de Venezuela (CANTV, NYSE:VNT). Verizon estimates net cash proceeds of approximately $3 billion from the sale of its Caribbean and Latin American telecommunications operations in the three separate transactions, announced in April.

Toben said the full-year 2006 earnings impact of the three sales would be about 22 cents per share before any interest savings effects. This includes about 5 cents to 6 cents per share for CANTV, which is reported as Income From Unconsolidated Business.

Steady Improvement in FiOS Metrics

Toben also discussed financial and operational metrics for FiOS, Verizon’s next-generation fiber-optic-based Internet and TV services. She said “all of our FiOS metrics are moving in the right directions and closer to the long-term targets” that the company announced in September. The FiOS initiative’s dilutive impact on earnings will peak in the fourth quarter 2006 and first quarter 2007, Toben said, with a steady quarterly improvement expected through 2007.

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As previously announced, Verizon expects FiOS to generate positive operating income beginning in 2009, based in part on growing revenues from FiOS services combined with declining operational costs due to fiber network efficiencies. Toben noted that the impact of FiOS dilution in 2006 and 2007 does not include costs savings related to moving a customer from copper-based services to fiber-based services. These savings are approximately $110 per line per year.

Verizon Communications Inc. (NYSE:VZ), a New York-based Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 57 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which operates one of the most expansive wholly-owned global IP networks, and Verizon Telecom, which is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. For more information, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.